EXHIBIT 10.01

EMPLOYMENT AGREEMENT

 EMPLOYMENT AGREEMENT, effective as of September 1, 2011, by and between Blue Earth, Inc., a Nevada corporation, with offices located at 2298 Horizon Ridge Parkway, Suite 205, Henderson, Nevada, 89502 (the “Parent”), Xnergy, Inc., a California corporation and wholly owned subsidiary of the Parent, with offices at 2721 Loker Avenue West, Carlsbad, California 92010 (the “Company”); and D. Jason Davis, an individual with an address at 11235 Deprise Cove, San Diego, California 92010 (“Executive”).

WITNESSETH:

WHEREAS, subject to the terms and considerations hereinafter set forth, the Company wishes to employ Executive in the position set forth herein and Executive wishes to accept such employment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           EMPLOYMENT.

The Company hereby employs Executive and Executive hereby accepts such employment, as Chief Executive Officer of the Company, subject to the terms and conditions set forth in this Agreement.  Employee shall be based at, and be expected to perform his duties at, the Company’s offices in Carlsbad, California and at other mutually acceptable geographic locations as required, and shall include reasonable travel incidental to the performance of his duties under this Employment Agreement.

2.           TERM OF EMPLOYMENT.

Subject to earlier termination as hereinafter provided, the Company hereby retains the services of Executive, and Executive agrees to furnish such services, upon the terms and conditions set forth herein.  The term of this Agreement shall commence on the date hereof (hereinafter referred to as the “Effective Date”) and continue for a period up to and including August 31, 2016, unless terminated earlier as provided in this Agreement (the “Initial Term”).  Unless written notice of either party’s desire to terminate this Agreement is given to the other party at least ninety (90) days prior to the expiration of the Initial Term (or any one-year renewal thereof contemplated by this sentence), the term of this Agreement shall be automatically renewed for successive one (1) year periods (as it may be extended or terminated as provided in this Agreement, the “Term of Employment”).

3.           DUTIES.

Executive shall serve as Chief Executive Officer of the Company and shall properly perform such duties as may be assigned to him from time to time by the Company’s Board of Directors.  The parties acknowledge that their intent is that, in addition to his duties hereunder to the Company which shall continue, Employee shall remain on the Board of Directors of the Company and as its CEO, in which capacity he will assume responsibility for the overall management of Company’s current and future renewable energy, energy business operations, opportunities, divisions and acquisitions.  For as long as Executive shall remain an employee of the Company, Executive shall devote full attention and apply his best-efforts, energies and skills to the business of the Company. Executive shall not engage in other business, ventures which are “competitive” to the business of the Company or require time commitments that interfere with Executive’s performance for the Company.

3.1           Parent hereby acknowledges and agrees that Executive shall be elected to its Board of Directors within six months of the Effective Date. Parent agrees to adopt all necessary resolutions to nominate Executive to Parent’s Board of Directors at the mutually agreeable time selected.

 4.           COMPENSATION OF EXECUTIVE.

4.1           BASE SALARY.  For all services rendered by Executive under this Agreement, the Company shall pay Executive and Executive shall accept an initial annual salary of Three Hundred Thousand Dollars ($300,000.00) (“Base Salary ”) to be payable in equal installments in accordance with the Company's normal pay policy. All amounts payable hereunder shall be subject to all applicable withholding taxes.

4.2          BONUS.                                Executive shall be eligible to receive a bonus as set forth on Schedule A entitled "Cash Bonus" for three fiscal years ending December 31, 2013. The Company shall negotiate a new bonus structure for the fiscal years commencing on January 1, 2014. The bonus shall be paid annually when the financial reporting for the performance criteria in schedule A for the relevant period.

4.3          EXPENSES.  For as long as Executive shall remain an employee of the Company, the Company shall reimburse Executive for all reasonable and necessary travel expenses and other disbursements incurred by Executive on behalf of the Company in the performance of Executive’s duties hereunder, consistent with the Company’s and Parent’s practice or written policy in effect with respect to the reimbursement of expenses to senior executives of the Company/Parent.  Such expenses shall be reimbursed upon presentation of paid receipts and/or original invoices and such other information as shall be reasonably be required by the Company. Executive shall adhere to all general Travel and Entertainment policies as may be established by the Company And Parent from time-to-time.

4.4           BENEFITS.  For as long as Executive shall remain an employee of the Company, Executive shall be entitled to participate in any pension or profit sharing plan, stock purchase plan, stock option plan, group life insurance plan, hospitalization insurance plan, and medical services plan and other similar plans, and all other benefits now or hereafter existing, afforded to other senior executives.

4.5           VACATION AND HOLIDAYS.  Employee is eligible for vacation in accordance with existing Company policy, which is that after five (5) years of service an employee receives fifteen (15) days of paid vacation time each calendar year.  Only one week of vacation may be accrued or carried over from one calendar year to another, with a maximum of twenty (20) days of paid vacation that can be accrued at any one time over one calendar year.

4.6        INDEMNIFICATION:

4.6.1          The Company shall indemnify Executive to the full extent provided by law, the Company’s Articles of Incorporation and any directors and officers insurance policy for all actions performed on behalf of the Company and/or Parent, with the exception of gross negligence by the Executive.

4.6.2          If any action, proceeding or investigation is commenced or threatened in writing as to which Executive proposes to demand such indemnification, Executive shall so notify the Company within ten (10) days of the commencement of such action, proceeding or investigation.  Executive shall have the right to retain counsel of Executive’s own choice to represent Executive, and the Company shall pay all reasonable fees and expenses of such counsel; and such counsel shall, to the fullest extent consistent with such counsel’s professional responsibilities, cooperate with the Company and any counsel designated by the Company.  The Company shall be liable for any settlement of any claim against Executive made with the Company’s written consent, which consent shall not be unreasonably withheld or delayed, to the fullest extent permitted by the Nevada Revised Statues and the Articles of Incorporation and Bylaws of the Parent, as may be amended from time to time.  No such settlement of any claim shall by made by Executive without the written consent of the Company, which consent shall not be unreasonably withheld or delayed.

 5.           TERMINATION.

5.1       Termination of Employment.

(a)           The Company may terminate Executive’s services hereunder "For Cause" by delivering to Executive not less than ten (10) days prior to the date on which the termination is to be effective, a written notice of termination for cause specifying the act, acts or failure to act that constitute the cause.  For the purposes of this Agreement, “For Cause” shall mean: (i) any act of fraud or embezzlement materially adversely affecting the reputation or financial or other interests of the Company, or any Affiliate thereof; (ii) the conviction of Executive, or Executive pleading nolo contendere, with respect to any violent crime or felony resulting in a prison sentence, or any felony involving moral turpitude; (iii) failure to materially perform any of Executive’s lawful duties as directed by the President, Chief Executive Officer or Board of Directors of the Company or Parent, which results in material harm to the Company, and is not cured within twenty days after written notice thereof; (iv) any refusal to perform, willful misconduct or gross negligence in connection with Executive’s duties hereunder, if any such refusal or willful misconduct or gross negligence is not cured within twenty days after written notice thereof, (v) any material breach by Executive of this Agreement, if such material breach is not cured within thirty (30) days after written notice thereof, or (vi) failure to achieve net incomes for the Company of at least 50% of $5,000,000 net income in fiscal 2012 and at least 50% of $6,000,000 in net income in fiscal 2013.

(b)           If (i) the Company terminates Executive’s employment hereunder "For Cause" as set forth in Section 5.1(a) hereof or (ii) Executive voluntarily terminates Executive’s employment by the Company without Good Reason, the Company shall pay to Executive any unpaid compensation payable pursuant to Section 4 hereof, which payment (y) shall include all compensation earned up until and including the date on which the termination is effective and (z) shall be made within 72 hours after the termination date, and no other compensation shall be payable to Executive; provided that Executive shall not be entitled to any bonus amounts pursuant to 4.2 hereof.

(c)          If the Executive’s employment is terminated by the Company for any reason other than "For Cause" (as set forth in Section 5.1(a) hereof), or by the Executive for “Good Reason” (as defined below), but in any event not in the case of any non-renewal of this Agreement by the Company or as a result of Executive’s death or Disability, the Company shall pay to Executive compensation payable pursuant to Section 4 hereof, (without regard to any reduction that triggered “Good Reason”), as specified herein, for the remaining Term of Employment as if the Term of Employment has not been terminated, but in no event less than one month, as severance.  Such severance shall be payable in equal installments in accordance with the Company’s prevailing payroll practices, and shall commence on the first payroll date following the Executive’s termination of employment.  In addition, Executive shall be entitled to the bonus under Section 4.2 earned for any year prior to the year of termination and prorated for the then current year to the extent not previously paid; such bonus to be paid to Executive at the same time it would be payable hereunder.

“Good Reason” shall mean Executive’s resignation of employment within ninety (90) days after the occurrence (without Executive’s written consent) of any of the following conditions or events: (v) a reduction in Executive’s base salary, or any reduction in Executive’s base salary that is not proportional to salary reductions to which the other senior executives of the Company are subject unless such salary reduction is due to poor financial performance of the company, specifically performance that is greater than 20% below the $5,000,000 net income level for fiscal 2012 and 20% below the $6,000,000 net income for fiscal 2013; (w) a material reduction by the Company in Executive’s responsibilities or title with the Company; (x) the requirement that Executive relocate his principal place of work to a location more than 50 miles from his then current place of work; and (z) a material breach by the Company of this Agreement; provided that none of the foregoing conditions or events shall constitute Good Reason unless: (y) Executive has provided written notice to the Company within thirty (30 days) after the occurrence of such condition or event describing the condition or event claimed to constitute Good Reason and (z) the Company has failed to remedy the condition or event within thirty (30) days of its receipt of such written notice.  In the event that Executive terminates his employment without Good Reason, Executive shall provide thirty (30) days notice of such termination to the Company and the lock up period for the selling of shares acquired in the acquisition shall be extended for one year.

5.2           DISABILITY.  Executive’s employment under this Employment Agreement shall terminate at the Company’s option, immediately upon notice to Executive given after Executive’s “total disability”, but no earlier than the day after six (6) consecutive months during which Employee suffers from a “total disability”.

6.        CONFIDENTIAL INFORMATION.    Executive recognizes that he has and will continue to have access to secret and confidential information regarding the Company or any of its subsidiaries or affiliated companies, including, but not limited to, information relating   sales, strategies, customers, formulas, processes, methods, or ideas, belonging to or relating to the business of the Company or any of its subsidiaries or affiliated companies (the “Confidential Information”). Executive acknowledges that such Confidential Information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Company herein, Executive shall not at any time, during or after his employment hereunder, reveal, divulge or make known to others or use to the detriment of the Company, any such Confidential Information except as may be required by law. Information that is generally available to the public shall not be considered “Confidential”.  The provisions of this Section 6 shall survive Executive’s termination of employment hereunder, as the release of such information will devalue the consideration paid to Executive to acquire the Company.

7.           COVENANTS AND RESTRICTIONS.

7.1         During the course of the employment of the Executive by the Company, the Executive may have access to and possession of certain valuable and important product, financial, marketing, organizational, technical and other information related to the Company, possibly including, without limitation, information with respect to certain trade secrets of the Company, and public knowledge of this information would directly compromise the Company’s business position.  These trade secrets shall include the naming of any brands, manufacturer identity, formulas and trade secret locations (the “Trade Secrets”) (along with such Trade Secrets, such information shall herein collectively be referred to as the “Confidential Information”).  Confidential Information includes, without limitation, information not generally available to the public, such as all database information, customer names, business relationships, telephone numbers or addresses, supplier lists, patented or proprietary information, forms, information regarding products, equipment, procedures, raw materials, operations, systems, methods, financing, services, know-how, computer and any other processed or collated data, computer programs, pricing, marketing, media and advertising data.  The Executive will not at any time divulge or communicate to any person nor shall the Executive direct any employee, representative or agent of the Company or any of its affiliates to divulge or communicate to any person or entity (other than to a person or entity bound by confidentiality obligations at least as stringent as those contained herein and other than as necessary in performing the Executive’s obligations hereunder) or use to the detriment of the Company or any of its affiliates or for the benefit of any other person or entity, including, without limitation, any competitor, supplier, licensor, licensee or customer of the Company or any of its affiliates, any of such Confidential Information or make or remove any copies thereof, whether or not marked or otherwise identified as "confidential" or "secret."  The Executive shall take all reasonable precautions in restricting the Confidential Information to a strict need-to-know basis pursuant to the terms and provisions of this Agreement and shall comply with any and all security systems and measures adopted from time to time by the Company to protect the confidentiality of the Confidential Information.

7.2         The Executive will at all times promptly disclose to the Company in such form and manner as the Company may reasonably require, any inventions, improvements or procedural or methodological innovations, including, without limitation, relating to programs, methods, forms, systems, services, designs, marketing ideas, products, formulas, equipment, procedures, raw materials or processes (whether or not capable of being trademarked, copyrighted or patented) conceived or developed or created by the Executive during the Executive’s employment by the Company and/or any of its predecessor or affiliated companies, including any and all moral rights, and which relate to the business of the Company and/or any of its affiliates ("Intellectual Property").  The Executive agrees that all such Intellectual Property conceived, developed or created by the Executive prior to the date hereof is, and on and following the date hereof shall be, and all such Intellectual Property conceived, developed or created by the Executive on or after the date hereof shall be, the sole property of the Company, and that the Executive hereby assigns all of his right, title and interest to the Intellectual Property to the Company.  The Executive further agrees that the Executive will execute such instruments and perform such acts as may reasonably be requested by the Company to transfer to and perfect in the Company all legally protectable rights in such Intellectual Property.  To the extent any moral rights or other Intellectual Property rights are not legally transferable to the Company, the Executive hereby waives and agrees to never assert any such rights against the Company or any of its affiliates, even after termination of employment.

7.3           Any and all written materials, books, records and documents made by the Executive or coming into the Executive’s possession during the Executive’s employment by the Company concerning any products, processes or equipment manufactured, used, developed, investigated, purchased, sold or considered by the Company or any of its affiliates or otherwise concerning the business or affairs of the Company or any of its affiliates, including, without limitation, any files, customer records such as names, telephone numbers and addresses, lists, firm records, brochures and literature, shall be the sole property of the Company, shall not be removed from the Company’s premises by the Executive, and upon termination of the Executive’s employment by the Company, or upon request of the Company during the Executive’s employment by the Company, the Executive shall promptly deliver the same to the Company.  In addition, upon termination of the Executive’s employment by the Company, the Executive will deliver to the Company all other Company property in the Executive’s possession or under the Executive’s control, including, but not limited to, financial statements, marketing and sales data, customer and supplier lists, account lists and other account information, database information, plans, designs and other documents.

 7.4           The provisions of this Section 7 shall survive the termination of Executive’s employment hereunder.

8.           REASONABLENESS OF COVENANTS.  Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 6 and 7 hereof. Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its subsidiaries and affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time, geographic area and otherwise. Executive further acknowledges that, in the event any provision of Sections 6 and 7 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area, too great a range of activities or any other reason, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

9.           INSURANCE.  The Company may, from time to time, apply for, purchase and maintain, in its own name and at its own expense, life, health, accident, disability or other insurance upon Executive in any sum or sums that it may deem necessary to protect its interests, and Executive agrees to aid and cooperate in all reasonable respects with the Company in procuring any and all such insurance, including, without limitation, submitting to the usual and customary medical examinations, and by filling out, executing and delivering such applications and other instruments in writing as may be reasonably required by an insurance company or companies to which an application or applications for such insurance may be made by or for the Company.  In order to induce the Company to enter into this Agreement, Executive represents and warrants to the Company that to the best of his knowledge Executive is insurable at standard (non-rated) premiums.

10.          Section 409A; Section 280G.

(a)           It is the intention of the parties that this Agreement be exempt from or comply strictly with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulations and other Internal Revenue Service guidance promulgated thereunder (the “Section 409A Rules”).  Consistent with that intention, all references hereunder to termination of the Executive’s employment with the Company shall mean separation from the service of the service recipient under the 409A Rules.  Further, to the extent the Executive is a specified employee under the 409A Rules, any payments of deferred compensation within the meaning of the 409A Rules will be deferred and accumulated for a period of six (6) months and one (1) day and will be paid in a lump sum on such date, unless the Executive dies within such period, in which event payment will be made upon his death.  Thereafter, the normal schedule for the remaining payments will commence.  In addition, the Executive’s entitlement to the payments of the severance benefits described in Section 9(c) shall be treated as the entitlement to a series of separate payments for purposes of the Section 409A Rules.  Accordingly, this Agreement, including, but not limited to, any provisions relating to severance payments, may be amended from time to time as may be necessary or appropriate to comply with the Section 409A Rules.

(b)           The Company represents that it has obtained the requisite approval of the shareholders of the Company in accordance with Section 280G(b)(5)(A)(ii) of the Code to avoid the payments contemplated herein and in the Bonus Agreement attached hereto as Annex A (the “Bonus Agreement”) from being characterized as “parachute payments” and the imposition of an excise tax or loss of corporate deduction.

11. MISCELLANEOUS.

11.1           ENFORCEMENT OF COVENANTS.  The parties hereto agree that Executive is obligated under this Agreement to render personal services during the Term of Employment of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement peculiar value, and in the event of a breach of any provision of this Agreement by Executive, the injury or imminent injury to the value and goodwill of the Company’s business could not be reasonably or adequately compensated in damages in an action at law. Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to seek specific performance, preliminary and permanent injunctive relief or any other equitable remedy against Executive, without the posting of a bond, in the event of any breach or threatened breach by Executive of any provision of this Agreement, including, but not limited to, the provisions of Sections 6 and 7 hereof. Without limiting the generality of the foregoing, if Executive breaches any provision of Sections 6 and 7 hereof, such breach will entitle the Company to enjoin Executive from disclosing any Confidential Information to any competing business, to enjoin such competing business from receiving or using any Confidential Information, and/or to enjoin Executive from rendering personal services to or in connection with such competing business. The rights and remedies of the parties hereto are cumulative and shall not be exclusive, and each party shall be entitled to pursue all legal and equitable rights and remedies and to secure performance of the obligations and duties of the other under this Agreement, and the enforcement of one or more of such rights and remedies by a party shall in no way preclude such party from pursuing, at the same time or subsequently, any and all other rights and remedies available to it.

11.2           SEVERABILITY.  The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

11.3           ASSIGNMENTS.  Neither Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other, except the Company may transfer its rights and duties in connection with a sale of all or substantially all of its assets or in connection with any merger, consolidation or other similar business combination.

            11.4           ENTIRE AGREEMENT; AMENDMENT.  This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to Executive’s employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by Executive and by an expressly authorized officer of the Company.

11.5           WAIVER.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

11.6           BINDING EFFECT.  This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

11.7           HEADINGS.  The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

11.8           NOTICES.  Any and all notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g., Federal Express) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

11.9           GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the law of the State of California, without giving effect to such State’s conflicts of laws principles.

11.10                     ARBITRATION.  The Parties agree that all questions or matters in dispute with respect to this Agreement shall be submitted to arbitration on the following terms:
(a)                     It shall be a condition precedent to the right of any party to submit any matter to arbitration pursuant to the provisions hereof, that any party intending to refer any matter to arbitration shall have given not less than five business days’ prior written notice of its intention to do so to the other party together with particulars of the matter in dispute.  On the expiration of such five business days the party who gave such notice may proceed to refer the dispute to arbitration as provided for below.

(b)                     The party desiring arbitration shall appoint one arbitrator, and shall notify the other party of such appointment, and the other party shall, within five business days after receiving such notice, appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall, within five business days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator, to act with them and be chairman of the arbitration herein provided for (and if both Parties agree in writing to drop their respective arbitrators then the "chairman" shall serve as the sole arbitrator).  If the other party shall fail to appoint an arbitrator within five business days after receiving actual notice of the appointment of the first arbitrator, then the proceeding may continue with only one arbitrator so appointed, and if the two arbitrators appointed by the parties shall be unable to agree on the appointment of the chairman, the chairman shall be appointed in accordance with the rules for commercial arbitration of the American Arbitration Association.  Except as specifically otherwise provided in this section, the arbitration herein provided for shall be conducted in accordance with the rules for commercial arbitration of the American Arbitration Association and shall be conducted in San Diego County in the State of California.  The chairman, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and place for the purpose of hearing the evidence and representations of the parties, and he shall preside over the arbitration and determine all questions of procedure not provided for by the rules for commercial arbitration of the American Arbitration Association, or this section.   After hearing any evidence and representations that the parties may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award and reduce the same to writing, and deliver one copy thereof to each of the parties.

(c)          The Parties agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them, and there shall be no appeal from such award.  Any such award may be filed thereafter in any court of competent jurisdiction in order to enforce the said award, and shall have the same force and effect as a judgment in favor of the party in his favor the award was entered and against the other party to the arbitration.

(d)          Any award in the arbitration shall be limited to actual contractual damages, and there shall be no award of consequential or punitive damages.  Each party expressly waives and disclaims the right to a jury trial relating to or arising out of this Agreement and expressly accepts the arbitration procedure set forth herein as the sole means of resolving any disputes or disagreements.  The parties agree that the Arbitrator shall award the substantially prevailing party his/its reasonable attorney's fees and costs incurred in the subject dispute, together with any costs incurred (including any expert witness fees).

11.11           COUNTERPARTS.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.12           CONSTRUCTION.  The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against either party.

[SIGNATURE PAGE TO FOLLOW]

 IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date set forth above.

XNERGY, INC.

By: /s/ Joseph Patalano Name: Joseph Patalano Title: COO

BLUE EARTH, INC.

By: /s/ Johnny R. Thomas Name: Johnny R. Thomas Title: CEO, President

EXECUTIVE

/s/ D. Jason Davis D. JASON DAVIS